UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

June 27, 2025

LAKESIDE HOLDING LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-42140	82-1978491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1475 Thorndale Avenue,Suite A
Itasca, Illinois 60143

(Address of Principal Executive Offices and Zip Code)

(224)446-9048

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value US$0.0001 per share	LSH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 27, 2025, Lakeside Holding Limited (the “Company”) issued an aggregate of 3,000,000 shares of common stock for proceeds of approximately $3 million pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) it entered into with certain investors on June 24, 2025 as previously disclosed. As a result of the transaction, there is an increase in the Company’s stockholders’ equity of approximately $3 million and the Company believes that it currently satisfies the Stockholders’ Equity Requirement for continued listing on the Nasdaq Capital Market as illustrated below.

As previously reported, on February 21, 2025, the Company received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq's Listing Rule 5550(b)(1) because its shareholders’ equity was below the minimum shareholders’ equity requirement of $2,500,000 (the “Shareholders' Equity Requirement”). On May 14, 2025, the Company received a subsequent letter from Nasdaq notifying it that Nasdaq reviewed the Company’s compliance plan submitted on April 7, 2025, as well as supplemental information submitted on April 25, 2025, and Nasdaq decided to grant the Company an extension until June 30, 2025 to regain compliance with the Stockholders’ Equity Requirement.

The Company understands Nasdaq will continue to monitor its ongoing compliance with Nasdaq’s Listing Rules. If the Company does not demonstrate compliance at the time of its next periodic report, the Company may be subject to further actions including delisting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2025

Lakeside Holding Limited

By:	/s/ Long Yi
Long Yi
Chief Financial Officer

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